[AES CORPORATION LETTERHEAD]



                                        April 10, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

          Re:  Application of The AES Corporation, Dennis W. Bakke and Roger
               W. Sant on Form U-1 under the Public Utility Holding Company Act of 1935 (File No. 70-9779)

Ladies and Gentlemen:

          This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the application (the "Application") on Form U-1 (File No. 70-9779) of The AES Corporation ("AES"), Dennis W. Bakke, and Roger W. Sant under the Public Utility Holding Company Act of 1935, as amended (the "Act"). The Application requested that the Commission issue an order (i) authorizing AES to acquire all of the equity securities of IPALCO Enterprises, Inc. ("IPALCO," and the acquisition of IPALCO's equity securities by AES, the "Transaction") and (ii) determining that following the Transaction, AES and each of its subsidiaries will continue to be exempt from the provisions of the Act, other than Sections 9(a)(2) and 10, under
Section 3(a)(5). The Commission issued an order on March 23, 2001 approving the Transaction (HCAR No. 27363).

          I am Associate General Counsel for AES and am familiar with the Transaction. In connection with this opinion, I have examined the Articles of Incorporation of AES, the By-Laws of AES, and such other documents, certificates and corporate records, and such matters of law, as I have deemed necessary for the purpose of rendering this opinion.

          The opinions expressed below with respect to the Transaction are subject to and rely upon the following assumptions and conditions:

          a. The Transaction was duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the shareholders of AES and IPALCO.

          b. All required approvals, authorizations, consents, certificates, rulings, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction were obtained or made, as the case may be, and had become final and unconditional in all respects and remained in effect, and the Transaction was accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings, and registrations.

          c. The Commission duly entered an appropriate order or orders with respect to the Transaction granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

          d. All corporate formalities required by the laws of the state of Delaware for the consummation of the Transaction were taken, and the Transaction became effective in accordance with the laws of the state of Delaware.

          e. AES and IPALCO obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses, and permits.

          f. The representations and warranties of AES and IPALCO set forth in the Agreement and Plan of Share Exchange dated as of July 15, 2000, between AES and IPALCO ("Share Exchange Agreement") were true and correct on the date the Transaction was consummated, and AES and IPALCO complied with all applicable covenants and conditions set forth in the Share Exchange Agreement.

          Based upon the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that:

          1. AES is a corporation validly organized and existing under the laws of the State of Delaware.

          2.   AES lawfully acquired the stock of IPALCO.

          3. The shares of AES common stock issued in conjunction with the Transaction are validly issued, fully paid and nonassessable and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of AES.

          I am a member of the Commonwealth of Virginia bar and do not hold myself out as an expert on the laws of any other state.

          I hereby consent to the filing of this opinion as an exhibit to the Application.

                                        Very truly yours,



                                        /s/  Joseph C. Brandt
                                        ----------------------------------------
                                             Joseph C. Brandt
                                             Associate General Counsel